Exhibit 99.1

SOURCE: India Globalization Capital, Inc.

June 19, 2012 08:30 ET

INDIA GLOBALIZATION CAPITAL, INC. ANNOUNCES MEMORANDUM OF UNDERSTANDING (MOU) TO ACQUIRE A MINE IN INNER MONGOLIA AND PROVIDES AN UPDATE ON OPERATIONS IN CHINA

IGC acquires a new mine site; Provides update on the Integration of Ironman.

BETHESDA, MD - (Marketwire – June 19, 2012) - India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials industry in India and China, announced that it has entered into an MOU to acquire an iron ore mine site.

IGC entered into an MOU to acquire a mine site adjacent to its existing iron ore mines in China. The acquisition gives IGC four sites from which to beneficiate low grade ore and process it into high-grade iron ore. Based on current pricing of $110 per ton, this site has estimated reserves of 66 percent grade iron ore valued at over $50 million.  When complete, this acquisition will raise our combined estimated iron ore reserves on the four properties in Linxi, Inner Mongolia to approximately $600 million based on today’s pricing.

The purchase price for this property is $4.4 million.  Based on our agreement, we have two years to deliver either 4.4 million shares of IGC stock at a market value of $1.00 per share or $4.4 million.

Ram Mukunda, IGC CEO, said, “With this modest beginning, our strategy is to consolidate properties in Inner Mongolia, which we believe will be accretive to IGC shareholder value.  While this new property does not have a beneficiation plant, it is adjacent to our brand new state-of-the-art facilities and the logistics of moving raw material from this site to the beneficiation plant on our existing site is cost effective and relatively easy.”

“This represents a great vote of confidence in our model by the seller.  Our joint goals are to complete the integration of Ironman; to execute operations to maximize the potential of our existing properties; and to continue to opportunistically acquire and consolidate several more properties.  While we believe we can operate profitably at current iron ore prices, we also believe as pricing starts trending upward, the value that we create will be reflected in our stock. Until that time, we are seeing great value in many additional acquisition opportunities which we are studying,” Mukunda added.

Mr. Mukunda continued, “IGC has been working since the middle part of 2011 on the Ironman acquisition. As the acquisition was large compared to our float, it required a shareholder vote and then the filing of an S-1 to register the shares.  Our effort to integrate Ironman has taken longer than we anticipated due to several factors including the heavy rains and flooding last year and the repair and maintenance work that followed.  Currently, our team has been busy integrating the accounting systems, putting in place reporting and compliance processes, and negotiating with the government in Inner Mongolia to upgrade our status from a beneficiation company to a mining company.  We have articulated to the government a strategy that includes being ecologically conscientious, respectful and helpful to the surrounding villages with a very unique ability to consolidate the other properties.  The reception from the government has been very positive, as we are the only U.S. listed company working in that area.

“Given all of the issues that we have witnessed in many small cap Chinese companies over the last couple of years, we have been very focused on the many complexities of integrating our operations in China.  After nearly a year of extremely hard work on this acquisition, we hope the integration will be completed in a few more weeks and we will be in a position to start production in all three existing beneficiation plants early in our July quarter. While we are unhappy about being behind schedule, it is critical that the governance and all the supporting controls, processes, and systems in China are fully implemented and capable of providing timely and accurate regulatory reporting and compliance. This provides a strong foundation for growth and also meets the standards and expectations of the local Linxi government before we fire up all three plants.”

Mr. Mukunda concluded, “Our financial results for our fiscal year, which ended in March 2012, and our first quarter for the current fiscal year will not be profitable due to the integration delays and investments we have made as discussed above.  We however, remain confident that we can make up the lost time and post a profitable fiscal 2013.  We plan on providing an update on our India operations prior to the end of this current quarter.”

About IGC:

Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China and rock aggregate to the infrastructure industry in India.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal, regulatory and licensing environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 and Schedule 14A filed on December 9, 2011 with the Securities and Exchange Commission.

Contact Information

Investor Relations Contact:

Mr. John Selvaraj

301-983-0998